Exhibit 99.1 News Media: Brian Edwards 202-624-6620 Washington Gas Requests Rate Increase in Virginia to Support Safety and System Enhancements and to Address Service Costs Ongoing aging infrastructure replacement, system upgrades and growing cost of service are among key factors Proposed rate increase does not include any costs associated with the AltaGas merger WASHINGTON, D.C. (August 1, 2018) -- Washington Gas, a WGL Company, filed an application with the Commonwealth of Virginia’s State Corporation Commission (VSCC) on July 31, 2018, to increase its base rates for natural gas service. The filing addresses rate relief necessary for Washington Gas to recover the costs of providing safe and reliable natural gas service across the Company’s Virginia territory and earn its allowed rate of return. The proposed base rates and charges, which are estimated to generate $37.6 million in additional annual revenue, reflect the following: • a reduction in tax expense of $16.3 million due to the Tax Cuts and Jobs Act of 2017; • a transfer of $14.7 million currently recovered from The SAVE Plan Rider, which is designed to recover all accelerated infrastructure replacement costs related to the VSCC- approved SAVE Plan, or Steps to Advance Virginia’s Energy; • increases to operations and maintenance, as well as plant in service since the Company’s last base rate proceeding. The base rate increase represents approximately $22.9 million in new revenue not currently paid by customers through The SAVE Plan Rider. As a result of the net rate increase, the typical residential customer will pay about $2.10 more per month, approximately a 3 percent increase on their total gas bill. “For 170 years, Washington Gas has been committed to providing clean natural gas safely and reliably to our customers in Virginia and across the Washington, D.C. region,” said Adrian Chapman, President and Chief Executive Officer of Washington Gas. “Our proposal to the Commission reinforces our dedication to deliver natural gas services with operational efficiency, to improve customer service and upgrade our system with a focus on integrity and quality.” The Company expects that the new rates will become effective in the January 2019 billing cycle, subject to refund, if a final order has not been issued by the Commission. The VSCC approved the last rate increase by Washington Gas in Virginia on September 25, 2017. Merger with AltaGas Will Not Impact the Rates of Customers Follow us @wglanswers on Twitter or WGL on Linkedin wgl.com

Exhibit 99.1 The VSCC approved the merger of WGL and AltaGas on October 20, 2017, and the transaction closed on July 6, 2018. The rate case that Washington Gas has filed with the Commission does not include any costs related to the merger with AltaGas. The combination enables Washington Gas to deliver more value for customers in Virginia, continue providing exceptional service at affordable rates, and promises additional investment in energy infrastructure and clean energy throughout the Commonwealth and Washington, D.C. region. “We want to emphasize that costs related to our merger with AltaGas are not reflected in the rate case filed with the VSCC,” added Chapman. “In fact, as a combined company, Washington Gas is in an even stronger position to deliver the benefits of natural gas service to the Commonwealth, increase our investments in the state, and maintain an accelerated pace to improve our infrastructure. We look forward to continuing our long tradition of providing safe, reliable and affordable natural gas to our Virginia customers well into the future.” About WGL and Washington Gas The WGL family of companies—Washington Gas, WGL Energy, WGL Midstream and Hampshire Gas—are now indirect, wholly-owned subsidiaries of AltaGas Ltd [TSX:ALA]. WGL is headquartered in Washington, D.C., and is a leading source for clean, efficient and diverse energy solutions. With activities and assets across the U.S., WGL provides options for natural gas, electricity, green power and energy services, including generation, storage, transportation, distribution, supply and efficiency. Our calling as a company is to make energy surprisingly easy for our employees, our community and all our customers. Whether you are a homeowner or renter, small business or multinational corporation, state and local or federal agency, WGL is here to provide Energy Answers. Ask Us. For more information, visit us at wgl.com and @wglanswers. WGL’s regulated natural gas utility, Washington Gas, provides safe, reliable natural gas service to more than 1.1 million customers in the District of Columbia, Maryland and Virginia. The company has been providing energy to residential, commercial and industrial customers for 170 years. Visit us at www.washingtongas.com and follow us on Twitter @washingtongas. Forward-Looking Statements This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the merger with AltaGas and other expectations. Forward-looking statements are typically identified by words such as, but are not limited to, "estimates," "expects," "anticipates," "intends," "believes," "plans," and similar expressions, or future or conditional verbs such as "will," "should," "would," and "could." Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of the date of this release, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, the outcome of pending rate cases, general economic conditions, litigation related to the merger with AltaGas, the potential loss of customers, employees or business partners as a result of the merger and the factors discussed under the "Risk Factors" heading in our most recent annual report on Form 10-K and quarterly reports on Follow us @wglanswers on Twitter or WGL on Linkedin wgl.com

Exhibit 99.1 Form 10-Q and other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission. Follow us @wglanswers on Twitter or WGL on Linkedin wgl.com